                             EMPLOYMENT AGREEMENT

          AGREEMENT made as of the 1st day of March, 1998, by and between ENVIROTEST SYSTEMS CORP., a Delaware corporation (the "Company"), and MARK THOMAS (the "Executive").

                                 WITNESSETH:

          WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   EMPLOYMENT

          The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

     2.   TERM

          Subject to Sections 6 and 8 below and the other terms and conditions of this Agreement, the Executive's employment by the Company shall be for a term commencing on the date hereof and expiring on the close of business on April 30, 2000 (the "Initial Term"); provided, however, the term of the Executive's employment by the Company shall continue for an indefinite period thereafter unless and until either party shall give to the other at least 30 days advance written notice of expiration of the term (a "Notice of Termination") (the Initial Term and the period, if any, thereafter, during which the Executive's employment shall continue are collectively referred to as the "Term"). The effective date of the termination of the Executive's employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the "Date of Termination".

     3.   DUTIES AND RESPONSIBILITIES

          (a) During the Term, the Executive shall serve as Executive Vice President, Chief Development Officer, of the Company. The Executive shall report directly to the Chairman of the Company (the "Chairman").

          (b) The Executive shall perform such duties and responsibilities as directed by the Chairman, relating to the Company's significant mergers, acquisitions, dispositions, joint ventures, all significant development related projects and opportunities and all significant matters relating to the Company's capital allocations for projects and developments
(collectively, "Development Matters"). After consulting with the Chairman, the Executive shall present all Development Matters to the Board of Directors of the Company (the "Board").

          (c) The Executive agrees that he will (i) exercise his ability and skill to promote the best interests of the Company; (ii) carry out his duties in a competent and professional manner; and (iii) work with other employees of the Company and its subsidiaries in a competent and professional manner.

     4.   COMPENSATION

          (a) As compensation for his services hereunder, during the Term the Company shall pay the Executive in accordance with its normal payroll practices, direct salary compensation at the annual rate of $250,000; provided, however, the then annual rate of direct salary compensation may be increased (but not decreased) by or under the authority of the Compensation Committee of the Board in accordance with the then salary review policy of the Company.



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

          (b) Upon the consummation of a sale of the Company which constitutes a Change in Control (as defined in paragraph 4(d) below), the Company shall pay to the Executive a special bonus (the "Special Bonus") in an amount equal to $550,000 plus the product of $100,000 times the amount, if any, by which the exercise price of the stock options granted to the Executive under paragraph 4(c) below exceeds $7.

          (c) The Company hereby agrees that within 15 days of the date of this Agreement, the Board will grant to the Executive an option to purchase shares of the Class A Common Stock of the Company (the "Option") with the following terms or those which are more favorable to the Executive: (i) the Option will consist of 100,000 shares of the Class A Common Stock of the Company; (ii) the Option will vest and immediately become exercisable on the first anniversary of the date the Option is granted; (iii) notwithstanding the preceding clause (ii), the Option shall vest and immediately become exercisable in the event of (x) a "Change in Control" (as defined below) or
(y) the termination of the Executive's employment with the Company for any reason other than in connection with a "For Cause Termination" (as defined in paragraph 6(a) below) or a "Voluntary Termination" (as defined in paragraph 6(e) below); (iv) the Option will have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant; and (v) the Option shall have a ten-year exercise period. The Executive will also be eligible to receive grants of options under the Company's Stock Option Plan at the discretion of the Compensation Committee of the Board.

          (d) For purposes of this Agreement, "Change in Control" means the occurrence of any one of the following events:

               (i) any sale, transfer or other conveyance (other than to the Company or a wholly-owned subsidiary of the Company), whether direct or indirect, on a

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     consolidated basis, in one transaction or a series of related transactions, of (A) all or substantially all of the assets of the Company or (B) the capital stock of the Company if, immediately after such transaction(s), any "person" or "group" (as such terms are defined below) becomes the "beneficial owner" (as defined below), directly or indirectly, of more than 33% of the "Voting Stock" (as defined below) then outstanding entitled to vote in the election of directors, managers, or trustees of the transferee;

               (ii) any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 33% of the Voting Stock then outstanding; or

               (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in the office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board then in office.

For purposes of this paragraph 4(d), (i) the terms "person" or "group" shall have the meanings used for purposes of Rules 13d and 13d-5 of the Securities Exchange Act of 1934 (the "Exchange Act"), whether or not applicable, provided that no "Excluded Person" (as defined below) and no person or group controlled by any Excluded Person shall be deemed to be a "person" or "group"; (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage

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

of time or upon the occurrence of certain events; (iii) "Voting Stock" means the capital stock of the Company (i.e., the Class A Common Stock and the Class B Common Stock of the Company, taken as a whole); and (iv) "Excluded Person" means any beneficial holder of 5% or more of any class of common stock of the Company outstanding immediately prior to the consummation of the initial underwritten public offering by the Company of 3,400,000 shares of the Company's Class A Common Stock in April 1993.

     5.   EMPLOYEE BENEFITS AND PERQUISITES

          During the Term, the Company will provide to the Executive the following benefits and perquisites:

          (a) The Executive shall be a participant in all benefit programs provided for the Company's management executives of like classification, including, but not limited to, insurance, retirement, tax-deferred plans, health and other benefit plans (including the Medical Reimbursement Program) for which he qualifies.

          (b) The Executive shall be entitled to receive fringe benefits and perquisites (other than the above-mentioned employee benefit plans and programs) in the aggregate substantially equivalent to those provided to the Company's management executives of like classification, including, without limitation, vacation time and reasonable sick leave.

          (c) The Company will not require the Executive to relocate from his current residence in Concord, Massachusetts. The Company agrees to pay or to reimburse the Executive for all expenses incurred in connection with the Executive's travel from his residence in Concord, Massachusetts to the Company's various offices.

     6.   TERMINATION

          (a) The Company, by direction of the Board or the Chairman, shall be entitled to terminate the Term and to discharge the Executive for "cause" effective upon the giving of written notice from the Board to the Executive describing in detail the alleged grounds. The term "cause" shall be limited to the following grounds:

               (i) The Executive's demonstrably willful failure or refusal (without reasonable justification therefor) in bad faith to perform his duties for the Company, or material specific resolutions and mandates of the Board and directives of the Chairman which are consistent with the Executive's duties and responsibilities as set forth in paragraph 3 above other than by reason of his disability (as defined in paragraph 8 below), in each case if such failure or refusal is not cured within 30 calendar days after written notice thereof to the Executive by the Company;

               (ii) The Executive's willful breach of the terms and conditions contained in paragraph 9 below;

               (iii) The Executive's willful engaging in conduct that materially injures the Company or could reasonably be expected to materially injure the Company, monetarily or otherwise, including, but not limited to, the willful commission of any act of fraud, theft or dishonesty against the Company, if such conduct is not cured (if capable of being cured) within 30 calendar days after written notice thereof to the Executive by the Company; or

               (iv) Conviction of the Executive in a court of law of, or the Executive's entering a plea of guilty or no contest to, any felony or any crime

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

          involving moral turpitude, dishonesty or theft.

The Company shall pay the Executive his salary compensation and any unused accrued vacation only through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination upon the termination of the employment of the Executive with the Company pursuant to this paragraph (a "For Cause Termination"). The Executive or his beneficiaries shall be entitled to all benefits, if any, that had accrued to the Executive under the plans and programs described in paragraphs 5(b) and (c) above, or any other applicable plans and programs in which he participated as an employee of the Company, through the Date of Termination in the manner and in accordance with the terms of such plans and programs. In the event that the Executive is purportedly terminated for cause and a court, arbitration panel or other tribunal having jurisdiction determines that "cause" as defined herein was not present, then such purported termination for cause shall be deemed a termination for "good reason" pursuant to paragraph 6(b) and the Executive's rights and remedies will be governed by paragraph 6(c) below.

          (b) The Executive shall be entitled to terminate this Agreement and the Term hereunder for "good reason" effective upon the giving of written notice to the Company. The term "good reason" shall be limited to the following actions taken without the Executive's prior written consent:

               (i) A "Change in Control" (as defined in paragraph 4(d) above);

               (ii) The failure by the Company to consummate a sale transaction with a third party, which sale transaction constitutes a Change in Control, prior to March 31, 1999;

               (iii) A decision by the Board to cease to proceed with the Company's current strategy to enter into a sale transaction with a third party, such decision to be deemed made if the Company fails, for any period of 120 or more

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

          consecutive calendar days during the Term, to retain investment bankers, in connection with the Company's sale efforts;

               (iv) A default by the Company of a material term of this Agreement, which default remains uncured for a period of 10 days after written notice of such default from the Executive to the Company;

               (v) A reduction in the Executive's then current base salary or reduction of any employee benefit or perquisite enjoyed by him;

               (vi) A failure by the Board to grant the Executive the Option in accordance with paragraph 4(c) above;

               (vi) The failure to appoint or re-appoint the Executive to the position described in paragraph 3 above or the removal of him from any such position; or

               (vii) A diminution in the Executive's position, authority, duties or responsibilities or the assignment to the Executive of duties which are inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, if such diminution is not cured (if capable of being cured) within 10 business days of notice to the Company by the Executive.

          (c) In the event of the termination of the Executive's employment for any reason whatsoever other than a For Cause Termination or a Voluntary Termination including without limitation (i) the expiration of the Term, (ii) "good reason"; (iii) the Executive's disability (as defined in paragraph 8 below) or (iv) the death of the Executive, as severance compensation, the Executive shall be entitled to receive from the Company a lump sum payment equal to the greater of (x) one times the Executive's annual base salary or
(y) the Executive's base salary for the remainder of the Initial Term (in either case, the "Severance

Payment") The Severance Payment will become due and payable on the Date of Termination. In addition, the Executive or his beneficiaries shall be entitled to continued participation on the same basis (including without limitation, cost contributions) as the other employees of the Company in all medical, dental, hospitalization, disability and life insurance coverage (the "Continued Plans") in which the Executive was participating on the Date of Termination (as such Continued Plans are from time to time in effect at the Company) through the two-year anniversary of the Date of Termination provided, (1) that if the Executive or his beneficiaries are precluded from continuing his participation in any Continued Plan, the Executive or his beneficiaries shall be provided with the after-tax economic equivalent of the benefits provided under the Continued Plan in which the Executive or his beneficiaries are unable to participate, for the period specified above, and
(2) payment of such after-tax economic equivalent shall be made quarterly in advance. In connection with a termination of the Executive's employment with the Company other than a For Cause Termination or a Voluntary Termination, except as provided in this paragraph 6(c), (x) the Company's obligation to make the Severance Payment and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others and (y) the Executive shall be under no obligation to mitigate his damages or to seek other employment and if the Executive obtains other employment any compensation earned by the Executive therefrom shall not reduce the Company's obligations under this paragraph 6(c).

          (d) It is understood and agreed that the Severance Payment is in the nature of a severance payment and considered to be reasonable by the Company and is not in the nature of a penalty.

          (e) The Company shall pay the Executive his salary compensation and any unused accrued vacation only through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination upon the voluntary termination by the Executive of his employment with the Company other that pursuant to a termination under paragraphs 2 or 6(b) above or paragraph 7 below (a "Voluntary Termination"). The Executive or his beneficiaries shall be entitled to all benefits, if any, that had accrued to the Executive under the plans and programs described in paragraphs 5(b) and (c) above, or any other applicable plans and programs in which he participated as an employee of the Company, through the Date of Termination in the manner and in accordance with the terms of such plans and programs.

     7.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

          (a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any amounts paid to the Executive by the Company hereunder (each a "Subject Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended
(the "Code"), and such excise tax, the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Subject Payment and Gross-Up Payment retained by the Executive, after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Subject Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this paragraph 7(a), shall be equal to the Subject Payment.

          (b) Subject to the provisions of paragraph 7(c) below, all determinations required to be made under this paragraph 7, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of

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

the receipt of notice from the Executive that there has been a Subject Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive within five days of the receipt of the Auditor's determination. Any determination by the Auditor shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this paragraph 7(b) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to paragraph 7(c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

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

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this paragraph 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold the Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 7(c) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph 7(c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 7(c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8.   DISABILITY; DEATH

          In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as "disability") and the Executive shall fail to perform such duties for a period of 180 consecutive days or an aggregate of more than 210 days in any twelve-month period during the Term, the Company shall have the right to terminate the Executive's employment hereunder as at the end of any

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calendar month during the continuance of such disability upon at least 60 days' prior written notice to him. In the event of the Executive's death, the Date of Termination shall be the date of such death.

     9.   NONCOMPETITION; PROTECTION OF CONFIDENTIAL INFORMATION

          (a) During the Term and for a period of one year thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultation services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm or corporation in the business of providing vehicle emissions testing services or services directly related thereto or in any other business that comprised a material portion of the Company's business during the Term; provided, however, that the "beneficial ownership" by the Executive, either individually or as a member of a "group" (as such terms are used in Section 13(d) of the Exchange Act and Regulation 13D under the Exchange Act), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.

          (b) The Executive agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information or trade secret of the Company, or any client of the Company, or utilize such confidential information or trade secret for his own benefit, or for the benefit of third parties. The term "confidential information or trade secret" does not include information which (i) becomes generally available to the public other than by breach of this provision or
(ii) the Executive learns from a third party who is not under an obligation of confidence to the Company. In the event that the Executive becomes legally required to disclose any confidential information or trade secret, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 9(b) to permit a particular disclosure.

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In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 9(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information or trade secret which he is legally required to disclose and will cooperate with the Company's efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information or trade secret.

          (c) The Executive acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information vital to the Company's business. By reason of this, the Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court or other tribunal of competent jurisdiction for an injunction restraining the Executive from committing or continuing any such violation of this Agreement, and the Executive shall not object to any such application.

     10.  ENFORCEABILITY

          The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

     11.  ASSIGNMENT

          This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the

Executive. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

     12.  RESOLUTION OF DISPUTES

          Subject to the Company's right to seek injunctive relief under paragraph 9(c) above, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration under either the auspices of either the American Arbitration Association or JAMS/Endispute as agreed to by the parties. The resolution of any dispute hereunder shall occur in New York City. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. During the dispute, each party will bear his or its own attorneys' fees and expenses in connection with any such arbitration and each party will pay one-half of any costs associated with the arbitration proceedings; provided, however, upon a final award of the arbitrator(s), the parties acknowledge and agree that the arbitrator(s) shall direct the non-prevailing party to reimburse the prevailing party for all of his or its attorneys' fees and expenses in connection with any such arbitration.

     13.  MODIFICATION

          This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

     14.  SEVERABILITY

          In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted.

     15.  NOTICES

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

          Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by facsimile transmission or prepaid overnight courier service, and in each case, addressed as follows:

          IF TO THE EXECUTIVE:

          Mark Thomas
          840-1 Old Road to Nine Acre Corner
          Concord, MA 01742
          Fax: (617) 371-0798

          WITH A COPY TO:

          Davis & Gilbert
          1740 Broadway
          New York, NY 10019
          Attention: Michael C. Lasky, Esq.
          Fax: (212) 468-4888

          IF TO THE COMPANY:

          Envirotest Systems Corp.
          6903 Rockledge Drive
          Suite 214
          Bethesda, MD 20817
          Attention: Chairman
          Fax: (301) 530-9538

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

     16.  APPLICABLE LAW

          This Agreement shall be governed by and construed in accordance with the

                                      17

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laws of the State of New York without application of conflict of law provisions applicable herein.

     17.  NO CONFLICT

          Each of the parties hereto represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him or it from entering into this Agreement or which would be breached by him or it upon his or its performance of his or its duties pursuant to this Agreement.

     18.  ENTIRE AGREEMENT

          This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof.

     19.  BOARD APPROVAL

          The parties hereto hereby agree that the effectiveness of this Agreement shall be subject to the approval of the Board.

     20.  EXPENSES

          All attorneys' fees and disbursements, not to exceed $8,000 in the aggregate, incurred by the Executive in connection with the preparation, negotiation and execution of this Agreement, shall be borne by the Company.

     21.  HEADINGS

          The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       ENVIROTEST SYSTEMS CORP.



                                       By:    /s/ Chester C. Davenport
                                           --------------------------------
                                             Name:  Chester C. Davenport
                                             Title: Chairman

                                                  /s/ Mark Thomas
                                       ------------------------------------
                                                     Mark Thomas


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